THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH "[TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]."


                               SERVICES AGREEMENT

This Services Agreement ("Agreement") is entered into effective as of March 15, 2000 and between American Airlines, Inc. ("AA"), a Delaware corporation with principal offices located in Fort Worth, Texas, and Sabre Inc. ("Sabre"), a Delaware corporation with principal offices located in Fort Worth, Texas.

                                   BACKGROUND

1. Since July 1, 1996, Sabre has been operating as an independent company from AA, and AA has been performing a variety of payroll and other services for Sabre under the terms of a Management Services Agreement
         (MSA) entered into by and between AA and Sabre.

2. As a result of certain separate transactions expected to occur on or about March 15, 2000, Sabre, its parent company, Sabre Holdings Corporation and their Affiliates, will no longer be Affiliates under common control with AA.

3. The majority of the services rendered under the MSA will be wound down and terminated by June 30, 2001. AA and Sabre intend that the MSA will expire on June 30, 2001.

4. The parties contemplate that AA may continue providing payroll and related services to Sabre beyond June 30, 2001, and therefore wish to enter into a separate agreement governing the terms and conditions under which these services will be performed, and this Agreement shall supersede and replace the MSA with respect to the Services as of the effective date of this Agreement.

                                    CLAUSES

NOW, THEREFORE, in consideration of the mutual promises set forth below, AA and Sabre agree as follows:

1.       Definitions and Interpretation.

         Various terms used in this Agreement are defined in the Definitional Appendix; the defined terms used in this Agreement begin with a capital letter. Various interpretative matters for this Agreement are also set forth in the Definitional Appendix. The Definitional Appendix is incorporated herein as an integral part of this Agreement.

2.       Services, Payments and Taxes.

         2.1 SERVICES TO BE RENDERED; CHANGES. AA will provide payroll and certain related services (the "Services") to Sabre as more fully described on Schedule A and the related Service Level Agreement dated January 1, 2000, both of which are attached to and form part of this Agreement. The Services are rendered solely to, or for the direct benefit of, Sabre and the Sabre Affiliates identified on Schedule A and may not be transferred or assigned to any other Person. Sabre will make available access to all information, systems, data, facilities and personnel support reasonably required by AA to effectively perform the Services as provided in the Service Level Agreement.

                  Sabre may from time to time submit a written request for a change or addition to the Services. AA will not unreasonably withhold its approval of such change or addition and will provide Sabre with a written response to the change request identifying (i) any additional charge as a result of the change or addition, (ii) an estimate of the time for implementation of the requested change or addition, and (iii) any additional terms or conditions that would apply to the change or addition. Sabre may, in its discretion, accept or reject AA's proposal. Each Party shall use all reasonable efforts to respond as expeditiously as possible to any change requests or proposals.

         2.2 STANDARD OF CARE. AA will use the same care in rendering the Services to Sabre as it uses in rendering substantially similar services for itself and its Affiliates, but in no event less than reasonable care. However, AA has full discretion as to how to render the Services, and is not obligated to render the Services in the same manner (e.g., using the same personnel) or in the same place as it has previously rendered, or may render in the future, such Services for itself or for Sabre.

         2.3. PRICE AND PAYMENT. Sabre will make all payments owed to AA hereunder, without set-off or reduction for any amounts owed or claimed from AA by Sabre and exclusively in United States Dollars, by means of wire transfer to an account or accounts designated by AA. AA will invoice Sabre for amounts accrued under SCHEDULE A for each month during the term of this Agreement. Payment must be made within thirty (30) days after receipt of an invoice from AA. AA may charge interest on any past due invoiced amount at the annual rate of 18% (or, if lower, the highest lawful rate) from the due date until paid in full with accrued interest. Invoices will be in a format and contain reasonable detail as mutually agreed in writing by AA and Sabre.

                  AA will not back bill Sabre for any Services that were rendered in 1998 and 1999 under the MSA.

         2.4 EXPENSES. Unless otherwise provided in Schedule A or specifically agreed by the Parties, each Party will bear its own costs and/or expenses in connection with the performance of this Agreement and the exercise of its rights and remedies under this Agreement.

         2.5 TAXES. Sabre and AA are responsible for taxes relating to this Agreement as follows:

                  a) Each Party is responsible for its income and franchise taxes, and for all other taxes (however described) based on its own income and earnings.

                  b) Sabre is responsible for all sales, excise, use and similar taxes (however described) of any jurisidiction which are applicable to, or in respect of, the Services and the payments made under this Agreement. Accordingly, all payments by Sabre to AA under this Agreement are to be net of any such taxes, and/or grossed-up to the extent necessary for AA to receive the intended net amount. If Sabre claims an exemption or exclusion from taxes of this kind, it shall deliver to AA a certificate or letter stating Sabre's good-faith belief that a Service is not, in whole or in part, subject to those taxes.

                  c) Each of Sabre and AA is responsible for all employment-related taxes (however described) regarding its own employees.

                  d)       ASSESSMENTS, REFUNDS AND DISPUTES.

                           (i) If AA receives an assessment from a taxing authority covering taxes for which Sabre is responsible under this Section, AA shall notify Sabre of the assessment and, at Sabre's request, timely contest the assessment. If payment to the taxing authority is required by law as a condition to protest, Sabre shall timely furnish AA the required amount for that payment.

                           (ii) If Sabre believes it has overpaid taxes to AA for any of the Services (in whole or in part), Sabre may require AA to file a claim for a refund at Sabre's expense. If permitted by law, AA may assign any right to a refund directly to Sabre instead of filing a refund claim. Any refund of taxes (including any interest) received by AA under this Section shall be promptly forwarded to Sabre.

                           (iii) Before AA is required to pursue any action requested by Sabre under this Section, AA may at any time require Sabre to deliver a letter of advice from outside counsel (selected by Sabre) stating that Sabre's tax position is reasonable.

                           (iv) Except as stated in the next sentence, any dispute between the parties regarding the application of any taxes related to the Services provided under this Agreement shall be resolved by the Dispute Resolution Procedure. Any dispute as to the amount of tax owed to a taxing authority, including a dispute between a party and the taxing authority, need not be resolved by the Dispute Resolution Procedure, but may be resolved by any appropriate administrative or legal procedure available to a party under this Agreement apart from the Dispute Resolution Procedure.

3.       TERM AND TERMINATION.

         The term of this Agreement will commence on March 15, 2000 and remain in effect until December 31, 2001, unless extended or earlier terminated as follows:

         3.1 RENEWAL; THREE-MONTH EXTENSION ON EXPIRATION. At least one hundred eighty (180) days before the expiration of the initial term or any renewal term, Sabre may request an extension of the term of this Agreement of one year or more. If, after good faith negotiation, the Parties do not agree in writing on the terms and conditions of the extension by the one-hundred twentieth (120th) day before the expiration of the initial or any renewal term, this Agreement will expire, UNLESS Sabre, on or before that 120th day, notifies AA in writing that it wishes the Services to be continued, and the term to be extended, for a period of three calendar months after the expiration date.

         3.2 TERMINATION FOR CAUSE. This Agreement may be terminated by a Party, immediately upon Notice to the other Party, if:

                  1) the other Party makes a general assignment of all or substantially all of its assets for the benefit of its creditors;

                  2) the other Party applies for, consents to, or acquiesces in the appointment of a receiver, trustee, custodian, or liquidator for its business or all or substantially all of its assets;

                  3) the other Party files, or consents to or acquiesces in, a petition seeking relief or reorganization under any bankruptcy or insolvency laws;

                  4) a petition seeking relief or reorganization under any bankruptcy or insolvency laws is filed against the other Party and is not dismissed within ninety (90) days after it was filed;

                  5) the other Party's material breach of this Agreement continues uncured or uncorrected for thirty (30) days following receipt of Notice from the non-defaulting Party specifying the nature of that breach.

         3.3 TERMINATION FOR CONVENIENCE. Upon not less than one hundred twenty (120) days Notice, Sabre shall have the right to terminate this Agreement, without cause. Any such termination may take effect only on a month end after December 31, 2000. If Sabre requests the termination be effective at the end of any month other than a calendar quarter (i.e., March 31, June 30, September 30 or December 31), Sabre will reimburse AA for all incremental costs incurred by AA in winding up the Services, plus an additional five percent (5%) of such incremental costs as an administrative charge.

         3.4 PARTY'S OWN CONDUCT; REMEDIES NON-EXCLUSIVE. A Party may not terminate this Agreement if an event or circumstance described in SECTION 3.2, upon which that Party would rely in so terminating, was caused by that Party's breach of this Agreement. The termination rights under this SECTION 3 are not exclusive of any other right or remedy of a non-breaching Party granted in this Agreement, unless otherwise specifically provided.

         3.5 TRANSITION ASSISTANCE. For up to one-hundred eighty (180) days after the date of expiration of this Agreement or termination by Sabre under this SECTION 3, AA will comply with Sabre's reasonable requests for assistance in data migration, and obtaining records and other information relating to the Services rendered by AA preceding that expiration or termination. In connection with the expiration or termination of this Agreement and the Parties mutual interest in Sabre's efficient and orderly transition to a new system and/or service provider, if Sabre requires assistance from AA, Sabre will deliver to AA: (i) detailed functional requirements of AA for the transition no less than ninety (90) days before the actual cessation of Services under this Agreement, and (ii) detailed functional specifications for data transfer from AA no less than sixty (60) days before the actual cessation of Services. Sabre will reimburse and pay AA's reasonable expenses incurred in connection with the foregoing assistance against invoices submitted to Sabre by AA in accordance with
                  SECTION 2 above. AA will supply reasonable supporting documentation or other records and reports in connection with such reimbursable expenses.

4.       CONFIDENTIALITY/OWNERSHIP

         4.1 CONFIDENTIAL INFORMATION. AA agrees that any information AA and its employees receive or review concerning Sabre's employees and business in the course of rendering the Services may be confidential and/or proprietary to Sabre. AA acknowledges that the following items are confidential information of Sabre (whether or not so marked): individual Sabre employee payroll data and other related information, Sabre's general accounting ledger and Sabre SAP data. Sabre will use reasonable efforts not to reveal any such information to AA or its employees to the extent it is not required to perform the Services, and, if it is, to clearly mark or otherwise identify such information as confidential. AA will maintain any information so identified as confidential and will not disclose it to any third party (unless required to do so by applicable laws) or use it directly or indirectly for any purpose except the performance of Services under this Agreement. AA agrees to return all such information and all compilations or summaries or synopses thereof (and all copies of all of the foregoing) in AA's possession to Sabre upon the termination of this Agreement, except to the extent it is impractical to desegregate or delete any such information stored electronically, or AA would retain such information for itself for the purposes of future auditing or reporting requirements. In any event, AA's confidentiality obligation above will survive the expiration or termination of this Agreement for a period of five (5) years.

         4.2 SYSTEM OWNERSHIP. Sabre acknowledges that it does not have and will not acquire any proprietary rights in SHARP. However, Sabre may, at any time, request AA to enter into good faith negotiations to acquire ownership of or a license to use and modify SHARP for its own benefit, subject to the terms of AA's license for the core SAP system and the proprietary rights therein. [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] In the event Sabre elects to acquire a license to SHARP, AA agrees to use reasonable efforts to acquire or obtain rights from SAP necessary for SABRE to utilize SHARP.

5.       LIMITED WARRANTY; REMEDY.

         OTHER THAN THE STATEMENT AS TO STANDARD OF CARE IN SECTION 2.2, ALL SERVICES ARE PROVIDED BY AA "AS IS," WITHOUT ANY WARRANTY WHATSOEVER. SABRE RECOGNIZES THAT THE "AS IS" CLAUSE OF THIS AGREEMENT IS AN IMPORTANT PART OF THE BASIS OF THIS AGREEMENT, WITHOUT WHICH AA WOULD NOT HAVE AGREED TO ENTER INTO THIS AGREEMENT. AA DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE SERVICES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT REGARDING THE SERVICES SHALL BE DEEMED A WARRANTY FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF AA WHATSOEVER. SABRE ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTY IN THIS AGREEMENT.

         In the event of any inaccuracies or deficiencies in the Services caused by AA's improper or negligent performance of the Services, AA will, as soon as reasonably possible following identification of such inaccuracies or deficiencies by Sabre, perform the Services again or take such other reasonable corrective measures as will remedy the inaccuracy or deficiency, all without additional expense to Sabre. Sabre's remedy under this limited warranty is exclusive of, and not cumulative with, any other remedy against AA for such breach of warranty, including termination for breach and any claim for Damages, but without prejudice to Sabre's rights to indemnification under
         SECTION 7.1.

6.       LIMITATION OF LIABILITY.

         SABRE WAIVES ALL LIABILITY OF AA FROM ORDINARY NEGLIGENCE, WHETHER CONTRIBUTORY, SOLE OR JOINT. AA IS NOT LIABLE TO SABRE FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, REVENUE OR SAVINGS, OR THE LOSS OF USE OF ANY DATA, EVEN IF AA HAD BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY THEREOF. UNDER NO CIRCUMSTANCES MAY AA'S AGGREGATE CUMULATIVE LIABILITY HEREUNDER, WHETHER IN CONTRACT (INCLUDING THE INDEMNITY OBLIGATIONS OF SECTION 7 BELOW), TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT OF SERVICES FEES ACTUALLY PAID TO AA UNDER THIS AGREEMENT. SABRE ACKNOWLEDGES THAT THE FEES PAID BY IT REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT AA WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS LIABILITY.

7.       INDEMNIFICATION.

                  7.1 BY AA. Subject to the limitation of SECTION 6, AA will indemnify and hold harmless (i) Sabre and the Sabre Indemnified Parties, from and against any Damages (including reasonable attorneys' fees and litigation expenses) caused by the willful misconduct or gross negligence of AA's employees involved in the performance of Services, and (ii) Sabre and its Affiliates from and against any fines, penalties or other civil liability assessed by any governmental authority for a failure to remit payroll taxes comply timely and correctly with other payroll-related reporting requirements to the extent such failure is caused by AA's improper performance of or negligence in performing the Services. The latter indemnity is subject to the procedures for Third Party Claims set forth in SECTION 7.4.

         7.2 BY SABRE. Sabre will indemnify and hold harmless AA and the AA Indemnified. Parties from any Damages (including reasonable attorneys' fees and litigation expenses) caused by a Third Party Claim arising out of AA's performance of the Services.

         7.3 EFFECT OF INDEMNIFIED PERSON'S CONDUCT. The indemnification obligations in SECTIONS 7.1 AND 7.2 will be extinguished to the extent that the Damages of the other Party, or any of its Indemnified Agents for whom or which the other Party is seeking indemnification, were caused by the gross negligence or willful misconduct of the Person for whom or which indemnification is sought. THE ORDINARY NEGLIGENCE OF A PERSON OR THE JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF PERSONS SHALL NOT PRECLUDE THAT PERSON OR ANY OF THOSE PERSONS FROM RECEIVING THE BENEFITS OF INDEMNIFICATION UNDER THIS AGREEMENT.

         7.4 PROCEDURES FOR THIRD PARTY CLAIMS. If an Indemnification Claim is based on a Third-Party Claim:

                  (a) The Indemnified Party shall give an Indemnification Claim Notice promptly after it receives the Third-Party Claim. The failure of an Indemnified Party to timely give an Indemnification Claim Notice shall relieve the Indemnifying Party of its indemnification obligations only to the extent the Indemnifying Party is actually prejudiced by that failure.

                  (b) The Indemnifying Party shall be entitled to defend the Third-Party Claim, with its chosen counsel and at its own expense, if (i) the Third-Party Claim seeks only monetary relief, and not an injunction or other equitable relief, against the Indemnified Party, and
                           (ii) the Indemnifying Party elects to assume, and diligently conducts, that defense. The Indemnifying Party's election to defend shall be given by Notice to the Indemnified Party within the Indemnification Response Period. If the Indemnifying Party conducts the defense, the Indemnified Party may participate in that defense with its own counsel and at its own expense.

                   (c) If the Indemnifying Party does not elect to defend the Third-Party Claim by Notice within the Indemnification Response Period, or if the Indemnifying Party does not diligently conduct the defense, the Indemnified Party shall be entitled, upon further Notice to the Indemnifying Party, to defend the Third-Party Claim on behalf of, and for the account and risk of, the

                           Indemnifying Party (if it is determined that the Indemnifying Party has an indemnification obligation regarding that Indemnification Claim). In this circumstance, the Indemnifying Party may participate in the defense with its own counsel and at its own expense.

                  (d) If there is a conflict of interest that makes it inappropriate for the same counsel to represent the Indemnifying Party and the Indemnified Party in defending the Third-Party Claim, the Indemnifying Party shall pay for separate counsel for the Indemnified Party.

                  (e) The Indemnifying Party defending a Third-Party Claim may compromise, settle, or resolve that Third-Party Claim without the Indemnified Party's consent if the compromise, settlement, or resolution involves only the payment of money by the Indemnifying Party (whether on its own behalf or on behalf of the Indemnified Party) and the third-party claimant provides the Indemnified Party a release from all liability regarding the Third-Party Claim. Otherwise, the Indemnifying Party may not compromise, settle, or resolve the Third-Party Claim without the Indemnified Party's Reasonable Consent.

                  (f) The Indemnifying Party and the Indemnified Party shall cooperate with all reasonable requests of the other in defending any Third-Party Claim.

         7.5      TIME FOR CLAIMS.  A Party may make an Indemnification Claim

                  (a) not based on a Third-Party Claim, only within two (2) years after the breach or other event constituting the basis for that Indemnification Claim occurred, even if not discovered until after that second anniversary, or

                  (b)      based on a Third-Party Claim, at any time.

         7.6      SURVIVAL. The rights, remedies, and obligations under this
                  SECTION 7 shall continue on and after the expiration or termination of this Agreement.

8.       INDEPENDENT CONTRACTOR.

         Sabre and AA acknowledge and agree that AA, and its employees rendering Services under this Agreement, are acting solely as independent contractor, and not as employees, with respect to Sabre. Neither Party has any authority to make offers or representations on the other Party's behalf or otherwise to bind or incur liability on behalf of the other Party, and may not hold itself out as having any such authority.

9.       RIGHT TO AUDIT.

         AA will keep complete records and accounts related to the performance of the Services and payments made under this Agreement. Such records and accounts will be open for inspection, examination, audit and copying by Sabre or its designated representatives at all reasonable times. AA will keep and preserve all such records and accounts throughout the term of this Agreement, and for a period of at least six
         (6) months after the expiration or termination of this Agreement.

10.      NOTICES.

         All Notices or other communications under this Agreement must be in writing and will be deemed effectively received (i) when delivered personally by hand to the recipient or when transmitted by facsimile to the recipient (with telephonic confirmation by the sender to the recipient), or (ii) one (1) business day after mailing by overnight courier to the Parties at the following addresses (or at such other addresses as may be specified by Notice in accordance with this section):

         IF TO AA:                                IF TO SABRE:
         American Airlines, Inc.                  Sabre Inc.
         4333 Amon Carter Boulevard               4255 Amon Carter Boulevard
         Mail Drop 5501                           Mail Drop 4204
         Fort Worth, Texas 76155                  Fort Worth, Texas 76155
         Facsimile:  817-967-1184                 Facsimile: 817-963-3051
         Attention: Managing Director             Attention: Sr. Vice President,
                    - Financial Planning                     Human Resources

                                                  WITH A COPY TO:
                                                  Sabre Inc.
                                                  4255 Amon Carter Boulevard
                                                  Mail Drop 4204
                                                  Fort Worth, Texas 76155
                                                  Facsimile: 817-931-7502
                                                  Attention: General Counsel

11.      ASSIGNMENT AND DELEGATION.

         AA has subcontracted for the performance of certain of the Services and may subcontract for the performance of any part or all of the Services in its discretion, without affecting the Price to be paid for the Services under SCHEDULE A or AA's responsibility for their performance hereunder. AA will notify Sabre in advance of any new subcontracting or change in subcontractors under this Agreement. Otherwise, neither Party may assign this Agreement, in whole or in part, nor delegate any of its duties without the Consent of the other Party. Any assignment attempted in violation of this provision is null and void. No third party beneficiaries are created by this Agreement.

12.      GOVERNING LAW.

         The validity, interpretation and performance of this Agreement are governed by the laws of the State of Texas applicable to contracts wholly performed within the State of Texas.

13.      DISPUTE RESOLUTION MATTERS.

         Except as otherwise stated in this Agreement, the Parties will resolve all Disputes in accordance with the Dispute Resolution Procedure. Nevertheless, if any Person other than the Parties or their Affiliates
         (a) has initiated a lawsuit or other Proceedings against or involving either or both of the Parties in which a Dispute will be resolved, or (b) is a necessary participant in any Proceedings to resolve a Dispute and cannot be joined by either or both of the Parties in an arbitration of that Dispute under SECTION B.3(h) of the Dispute Resolution Appendix, so that (in either case) the Dispute Resolution Procedure is or will be ineffective, then the Parties need not use or follow the Dispute Resolution Procedure to resolve that Dispute - though the submission to jurisdiction in SECTION B.5 of the Dispute Resolution Appendix will apply if necessary.

14.      FORCE MAJEURE.

         Either Party is excused from performing its obligations under this Agreement (except for the obligation to make payments) to the extent that it is prevented from performing as a result of any act or event which occurs and is beyond its reasonable control, including, without limitation, acts of God, strikes or other labor disturbances, utilities or communications failures, riots, insurrections, sabotage or vandalism. If a Party anticipates any excusable delay or failure pursuant to this section, it will promptly Notify the other Party of the anticipated delay or failure, the anticipated effect of that delay or failure, and any actions that are being or are to be taken to alleviate or overcome the cause of the delay or failure.

15.      MISCELLANEOUS.

         This Agreement constitutes the entire agreement between the parties relating to its subject matter and supersedes any prior agreements and understandings (including, but not limited to, the MSA as of the effective date of this Agreement) whether oral or written, between the Parties. No modification, amendment or change is effective or binding on any Party unless set forth in a writing, duly executed by the Parties. The waiver by either Party of any requirement or obligation will not operate or be construed as a subsequent waiver. This Agreement is binding on and inures to the benefit of the Parties, their legal representatives, and permitted successors and assigns. This Agreement may be executed in one or more identical counterparts, each of which is an original, but all of which constitute one instrument. If any provision contained in this Agreement is held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not invalidate this entire Agreement. Such provision will be deemed to be modified to the extent necessary to render it valid and enforceable, and if no such modification renders it valid or enforceable, then this Agreement may be construed as if not containing such provision.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the date first written above.

AMERICAN AIRLINES, INC.                              SABRE INC.

By:      ________________________                    By:   _____________________
         Doug. G Herring                             Name:
Title:   Vice President and Controller               Title:

                 DEFINITIONAL APPENDIX TO SERVICES AGREEMENT

1. DEFINED TERMS. In the Agreement, the following terms have the corresponding meanings:

         AA means American Airlines, Inc., a Delaware corporation.

         AFFILIATE means a Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with another Person.

         AGREEMENT means the Services Agreement between AA and Sabre (including the Definitional Appendix, the Dispute Resolution Appendix, Schedule, and the Service Level Agreement), as may be amended or supplemented from time to time in accordance with its terms.

         ARBITRATION RULES means the Rules for Commercial Arbitration of the American Arbitration Association in effect at the time of an arbitration in accordance with the Dispute Resolution Procedure.

         CONTROL means the right to exercise, directly or indirectly, more than 50% of the voting power attributable to the equity interests in an entity. (Controlling and Controlled have correlative meanings.)

         CONSENT means the prior written consent of a Party (in any capacity) in its sole discretion.

         DAMAGES means the losses, claims, obligations, demands, assessments, fines and penalties (whether civil or criminal), liabilities, expenses and costs (including reasonable fees and disbursements of legal counsel and accountants), bodily and other personal injuries, damage to tangible property, and other damages, of any kind or nature, actually suffered or incurred by a Person. Damages':

         1.       consists only of actual damages;
         1. excludes (except as provided in the last sentence of this definition) any lost profits, lost income, or lost savings and any punitive, exemplary, consequential, indirect, special, or incidental damages (however described), even if the possibility of those losses or damages was known; and

         2. includes (except as may be reduced in accordance with the next sentence) all fines, penalties, and interest paid or payable to any Governmental Authority.

         For the avoidance of doubt, the Damages of a Person include any lost profits, lost income, or lost savings and any punitive, exemplary, consequential, indirect, special, or incidental damages (however described) awarded against that Person in favor of another Person asserting a Third-Party Claim against that Person.

         DEFINITIONAL APPENDIX means this Definitional Appendix to the Services Agreement, containing definitions and interpretive matters for, as an integral part of, the Agreement.

         DISPUTE means any dispute, disagreement, claim, or controversy arising in connection with or relating to the Agreement, or the validity, interpretation, performance, breach, or termination of the Agreement, including any claim of breach of representation or warranty or of nonperformance and any claim regarding bodily or other personal injury or damage to tangible property.

         DISPUTE RESOLUTION APPENDIX means the Dispute Resolution Appendix to Services Agreement, containing the Dispute Resolution Procedure for, as an integral part of, the Agreement.

         DISPUTE RESOLUTION PROCEDURE means the procedure or process by which a Dispute shall be resolved (except as otherwise stated in the Agreement) as described in the Dispute Resolution Appendix.

         FIXED-PRICE SERVICE means a Service the Price for which is a fixed or nonvariable amount other than a fixed rate

         GOVERNMENTAL AUTHORITY means any federal, state, local, or foreign government or governmental, quasi-governmental, administrative, or regulatory authority, agency, body, or entity, including any court or other tribunal.

         INDEMNIFICATION CLAIM means a claim or demand of a Party, on its behalf or on behalf of one or more of its Indemnified Agents, for indemnification under SECTION 7.

         INDEMNIFICATION CLAIM NOTICE means a Notice from the Indemnified Party describing an Indemnification Claim and the amount or the estimated amount of that Indemnification Claim to the extent then feasible (though that estimate shall not be determinative of the final amount of that Indemnification Claim).

         INDEMNIFICATION RESPONSE PERIOD means the twenty (20) days after an Indemnification Claim Notice is given during which the Indemnifying Party may investigate and determine its responsibility or liability for an Indemnification Claim and, if relating to a Third-Party Claim, Notify the Indemnified Party of the Indemnifying Party's election to defend that Third-Party Claim.

         INDEMNIFIED AGENTS means collectively, the officers, directors, employees, and agents of a Party and its Affiliates.

         INDEMNIFIED PARTY means a Party entitled to or seeking indemnification, on its own behalf or on behalf of one or more of its Indemnified Agents, under SECTION 7.

         INDEMNIFYING PARTY means a Party that has or is alleged to have an obligation to indemnify the other Party in response to an Indemnification Claim.

         NOTICE means a written communication complying with SECTION 10. (Notify has the correlative meaning.)

         PARTIES means collectively, AA and Sabre. (Party means either AA or Sabre.)

         PERSON means an individual; a corporation, partnership, trust, association, or entity of any kind or nature; or a Governmental Authority.

         PRICE means the amount or rate, in either case whether fixed or variable and however measured, charged to Sabre for a Service, as agreed by the Parties.

         PROCEEDINGS means any action, suit, claim, investigation, demand, audit, or other proceedings by or before any Governmental Authority or any arbitration proceedings.

         REASONABLE CONSENT means the prior written consent of a Party (in any capacity), which may not be unreasonably withheld or conditioned.

         REPRESENTATIVE means the individual agent or representative designated by either Party to be it's formal liaison with or representative to the other Party for matters relating to the Agreement, having the (non-exclusive) authority and responsibility described in the Agreement.

         SABRE means Sabre Inc., a Delaware corporation.

         SERVICE LEVEL AGREEMENT means the document of the same name dated January 1, 2000 and attached to this Agreement.

         SERVICES means the services to be rendered by AA and described on SCHEDULE A to this Agreement. Further details with respect to the nature of the Services and the manner and procedures for their performance are provided in the Service Level Agreement.
         SHARP means the modules of the SAP brand software system for business management, licensed by AA, which are designed to maintain certain human resources data bases and perform payroll and other related functions. As used in this Agreement, SHARP means a version customized and adapted specifically for AA's and its Affiliates environment and requirements.

         THIRD-PARTY CLAIM means a claim of liability asserted against either Party by a Person other than the other Party.

         USE-BASED SERVICE means a Service the Price for which is variable; or a Service the Price for which is a fixed rate, but the amount due for that Service is determined by or based upon, at least in part, the extent of the actual use of AA's personnel or other assets.

B. INTERPRETATIVE MATTERS. The Agreement is the result of the Parties negotiations, and no provision of the Agreement shall be construed for or against either Party because of the authorship of that provision. In the interpretation of the Agreement, except where the context otherwise requires:

         1.       including or include does not denote or apply any limitation;
         2.       or has the inclusive meaning and/or;
         3.       $ refers to United States Dollars;
         4. the singular includes the plural, and vice versa, and each gender includes each of the others;
         5. captions or headings are only for reference and are not to be considered in interpreting the Agreement;
         3. Section refers to a Section of the Agreement, unless otherwise stated in the Agreement;
         6. an event to occur, an action to be performed, or a condition to be satisfied by or as of a stated date in the Agreement shall occur or be effective or satisfied no later than 5:00 p.m. on that date; and
         7. each reference to a time of day in the Agreement is to local time in Fort Worth, Texas, and midnight begins a day.

                           DISPUTE RESOLUTION APPENDIX

                               SERVICES AGREEMENT

A. DEFINED TERMS. Various terms used in this Dispute Resolution Appendix, which begin with a capital letter, are defined in the Definitional Appendix to Services Agreement. In addition, the following terms used only in this Dispute Resolution Appendix have the corresponding meanings:

                  COMPLEX DISPUTE LIST means the Complex Dispute List, or if that list is not then maintained by the American Arbitration Association, another list of individuals having similar qualifications maintained by the American Arbitration Association.

                  INITIAL EXECUTIVE REVIEW COMMITTEE means a committee consisting of the Managing Director of Financial Planning of AA, the Vice President and Controller of Sabre, and the Managing Director of Corporate Development of AMR.

                  SECOND EXECUTIVE REVIEW COMMITTEE means a committee consisting of the Vice President and Controller of AA and the Senior Vice President and Chief Financial Officer of Sabre.

                  QUALIFICATIONS means an inclusion in the Complex Dispute List or having extensive knowledge or experience, or both, regarding management services similar to the Service or Services that are the subject of the Dispute.

         The interpretative matters set forth in the Definitional Appendix also apply to this Dispute Resolution Appendix.

B.       DISPUTE RESOLUTION PROCEDURE.

         1. GENERAL PROCEDURE. Except as otherwise stated in the Agreement, the Parties shall resolve all Disputes in accordance with this procedure:

                  a) Each Party shall instruct its Representative to promptly negotiate in good faith with the other Party's Representative to resolve the Dispute.

                  b) If the Representatives do not resolve the Dispute within ten (10) business days (or such longer period as the Representatives may agree) after the date of referral of the Dispute to them, the Dispute shall be referred (by either or both of the Representatives) to the Initial Executive Review Committee for resolution.

                  c) If the Initial Executive Review Committee does not resolve the Dispute within ten (10) business days (or such longer period as that Committee may agree) from the date of referral to it, the Dispute shall be referred (by that Committee or any of its members) to the Second Executive Review Committee for resolution.

                  d) If the Second Executive Review Committee does not resolve the Dispute within ten (10) business days (or such longer period as that Committee may agree) after the date of referral to it, either Party may submit the Dispute for resolution by the Parties Presidents, who may submit the Dispute to non-binding mediation in accordance with SECTION B.2 of this Dispute Resolution Appendix.

                  5) If the Dispute is not resolved by the Parties Presidents (if submitted to them) and is not submitted to or resolved by mediation, then either Party may submit the Dispute to binding arbitration in accordance with SECTION B.3 of this Dispute Resolution Appendix. A referral under any of SECTIONS B.1(b), B.1(c), AND B.1(d) of this Dispute Resolution Appendix shall be made by Notice to the Persons designated in the applicable Section or Sections. That Notice shall be in a form described in the Agreement or an electronic mail message and addressed to each Person at his office address or electronic mail address; each Notice shall be given and effective as described in the Agreement or, in the case of electronic mail, upon actual receipt. The date of referral is the last date that Notice is given to all of the Persons to whom the Dispute must have been referred.

         2. Mediation means the mediation of an unresolved Dispute shall be conducted in this manner:

                  a) Either Party may submit the Dispute to mediation by giving Notice of mediation to the other Party. The Parties shall attempt to agree upon and appoint a sole mediator who has the Qualifications promptly after that Notice is given.

                  b) If the Parties are unable to agree upon a mediator within ten (10) days after the date the Dispute is submitted to mediation, either Party may request the Dallas office of the American Arbitration Association to appoint a mediator who has the Qualifications. The mediator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties.


                  6) The mediation shall be conducted in the Dallas-Fort Worth metropolitan area at a place and a time agreed by the Parties with the mediator, or if the Parties cannot agree, as designated by the mediator. The mediation shall be held within twenty (20) days after the mediator is appointed.

                  c) If either Party has substantial need for information from the other Party in order to prepare for the mediation, the Parties shall attempt to agree on procedures for the formal exchange of information; if the Parties cannot agree, the mediator's determination shall be effective.

                  d) Each Party shall be represented in the mediation by at least its Representative or another natural Person with authority to settle the Dispute on behalf of that Party and, if desired by that Party, by counsel for that Party. The Parties representatives in the mediation shall continue with the mediation as long as the mediator requests.

                  e) The mediation shall be subject to Chapter 154 of Title 7 of the Texas Civil Practice and Remedies Code.

                  7) Unless otherwise agreed by the Parties, each Party shall pay one-half of the mediator's fees and expenses and shall bear all of its own expenses in connection with the mediation. Neither Party may employ or use the mediator as a witness, consultant, expert, or counsel regarding the Dispute or any related matters.

         3. Arbitration means the arbitration of an unresolved Dispute shall be conducted in this manner:

                  a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules. The Parties shall attempt to agree upon and appoint a panel of three arbitrators promptly after that demand is filed. Each of those arbitrators must have the Qualifications, and at least one of those arbitrators must be included in the Complex Dispute List (unless no list of that kind is then maintained).

                  6) If the Parties are unable to agree upon any or all of the arbitrators within ten (10) days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Dallas office of the American Arbitration Association to appoint the arbitrator or arbitrators, who have the Qualifications (and at least one of whom must be included in the Complex Dispute List, unless no list of that kind is then maintained), necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties as part of the panel.

                  b) The arbitration shall be conducted in the Dallas-Fort Worth metropolitan area at a place and a time agreed by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

                  7) The Parties shall attempt to agree upon the scope and nature of any discovery for the arbitration. If the Parties do not agree, the panel may authorize any and all forms of discovery, including depositions, interrogatories, and document production, upon a showing of particularized need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

                  8) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent they do not conflict with this SECTION B.3 of this Dispute

                           Resolution Appendix. The Parties and the panel may, however, agree to vary the provisions of this SECTION
                           B.3 of this Dispute Resolution Appendix or the matters otherwise governed by the Arbitration Rules.

                  c)       The panel has no power to:

                           (i) rule upon or grant any extension, renewal, or continuance of the Agreement;

                           (ii) award remedies or relief either expressly prohibited by the Agreement or under circumstances not permitted by the Agreement; or

                           (iii) grant provisional or temporary injunctive relief before rendering the final decision or award.

                  d) Unless the Parties otherwise agree, all Disputes regarding or related to the same topic or event that are subject to arbitration at one time shall be consolidated in a single arbitration proceeding.

                  9) A Party or other Person involved in an arbitration under this SECTION B.3 may join in that arbitration any Person other than a Party if

                           i) the Person to be joined agrees to resolve the particular dispute or controversy in accordance with this SECTION B.3 and the other provisions of this Dispute Resolution Appendix applicable to arbitration; and

                           ii) the panel determines, upon application of the Person seeking joinder, that the joinder of that other Person will promote the efficiency, expedition, and consistency of the result of the arbitration and will not unfairly prejudice any other party to the arbitration.

                  e) The arbitration hearing shall be held within thirty (30) days after the appointment of the panel. Upon request of either Party, the panel shall arrange for a transcribed record of the arbitration hearing, to be made available to both Parties.

                  10) The panel's final decision or award shall be made within thirty (30) days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel shall issue a reasoned written final decision or award based on the Agreement and

                                    Texas law; the panel may not act according to equity and conscience or as an amicable compounder or apply the law merchant.

                           11)      The panel's final decision or award may
                                    include:

                                    i)       recovery of Damages to the extent
                                             permitted by the Agreement; or

                                    ii)      injunctive relief in response to
                                             any actual or threatened breach of
                                             the Agreement or any other actual
                                             or threatened action or omission of
                                             a Party under or in connection with
                                             the Agreement.

                           f) The panel's final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction over either or both of the Parties or their respective assets. The Parties specifically waive any right they may have to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made, or any question of law arising, before the final decision or award. If any decision by the panel is vacated for any reason, the Parties shall submit that Dispute to a new arbitration in accordance with this SECTION B.3.

                           g) Each Party shall pay one-half of the arbitrators' fees and expenses, and shall bear all of its own expenses in connection with the arbitration. The panel has the authority, however, to award recovery of all costs and fees (including reasonable attorneys' fees, administrative fees and the panel's fees and expenses) to the prevailing Party in the arbitration.

                  4. "Recourse to Courts". Nothing in the Dispute Resolution Procedure limits the right of either Party to apply to a court or other tribunal having jurisdiction to:

                           12) enforce the Dispute Resolution Procedure, including the agreement to arbitrate in this Dispute Resolution Appendix;

                           13) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the Agreement or otherwise so as to avoid irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved; or

                           h) challenge or vacate any final arbitration decision or award that does not comport with SECTION B.3 of this Dispute Resolution Appendix.

                           5. "Submission to Jurisdiction" means each Party irrevocably submits to the jurisdiction of the federal courts of the United States and the state courts of Texas located in Tarrant County, Texas. Each Party waives any defense or challenge to that jurisdiction based on lack of personal jurisdiction, improper venue, or inconvenience of forum.

                           6. "Confidentiality" means the proceedings of all negotiations, mediations, and arbitrations as part of the Dispute Resolution Procedure shall be privately conducted. The Parties shall keep confidential all conduct, negotiations, documents, decisions, and awards in connection with those proceedings under the Dispute Resolution Procedure.

                                  SCHEDULE "A"

                                    SERVICES

COVERAGE: U.S.-based employees of Sabre Inc. and Sabre International, Inc., including expatriates on overseas assignments but retained on U.S. payroll, and Puerto Rico based employees in the case of Sabre International, Inc.

DESCRIPTION OF SERVICES

1.       SHARP HR

         a) Maintain human resources database for current and former Sabre employees

         b) Means to track employee events, such as job transfers and pay increases during the term of employment

         c) supports governmental industry and company reporting of employee demographics and statistics

2. PAYROLL PRODUCTION SERVICE FOR SABRE EMPLOYEES. Calculation and distribution of payroll checks and incentive compensation checks via SHARP. Includes the following tasks:

         a) Regular Checks - Processing of regular paychecks on a weekly, bi-weekly, and semi-monthly basis for Domestic employees.

         b) Off-Cycle Checks - Processing of off-cycle or supplemental paychecks for adjustments.

         c) Gross Pay Adjustments to be completed during the next regular pay period.

         d)       Stop Payments for lost or stolen paychecks.

         e) Bonuses and Special Payments - Processing of special payments that require development changes.

         f) Employee Receivables - The administration and collection of balances from active employees for advances, uniforms, salary overpayments and support.

         g)       Payroll Customer Service

         h)       Infrastructure maintenance and support

         i) Oversight of the employment and salary verification process performed by Frick, Inc. - Completion of the wage and employment information requested by lending institutions.

         j) Deferred Compensation/Management Leave - Processing of deferred compensation/management leave payments made the 15th day of each month.

         k) Payroll Transaction Requests (PTR) - Processing, including audit of the PTR forms and data entry into the Master Data module of the SHARP system.

         l) Time Collection - Employee time collection through Auto TA and timecards.

         m) Time Data Evaluation - Processing an employee's payroll profile, along with time collection data and calculating an employee's gross pay.

         n) Payroll Stuffers - Paycheck stuffers containing employee information are placed in the envelope with the payment advice or actual check to be received by the employee.

         o) Special Projects performed by Payroll Customer Service and/or Payroll Production that fall outside the normal scope of activities performed for SABRE.

         p) Special Projects performed by Payroll Infrastructure Team that fall outside the normal scope of activities performed for SABRE.

3. PAYROLL TAX ACCOUNTING SERVICE. Includes the following tasks to be performed by the AA Payroll Tax Accounting Department:

         a) Payroll Taxes - Charges for the collection, remittance and accounting for payroll taxes and other moneys collected from employee paychecks. The cost is driven by the number of payroll checks that are processed in one calendar year.

         b) Replying to all subpoenas and payroll related inquiries from legal and law enforcement agencies.

         c) Payroll Tax Reporting - Charges for reporting for Federal and State withholding and unemployment taxes. The costs are driven by the number of states worked.

         d) Unemployment taxes - Frick, Inc. is currently responsible for processing all claims for unemployment compensation claims, the monitoring of the charges to Sabre unemployment accounts in each state, and the rates assigned by the States.

         e) Payroll Tax Year End - Charges for the year end production of annual wage and tax statements. The cost is driven by the number of W-2s issued in one calendar year, and the number of states worked.

         f) W-2 Reissues - $10 Fee for current year W-2 copy issued 4/15 to 12/31. $20 fee for past year W-2. Additional $5.00 expedite fee for fax of Fed Ex delivery. All fees are paid by Sabre employees.

4. ACCOUNTING AND RECONCILIATION. Includes the following tasks to be performed by the AA Payroll Department:

         a) General accounting, reconciliation and research of payroll account transactions including 401(k) and PAC contributions.

                  1) Reconciling the SG related intercompany account (184206) within thirty days of the month end and providing a copy of the reconciliation to SG.

                  2) AA Payroll reserves the right to charge SG for reconciling an out of balance in the SG FICO where such out of balance is not the result of error on the part of AA Payroll

         b) Processing, reconciliation, and the generation of checks for payroll related disbursements.

         c) Domestic bank reconciliation of the payroll cash account, reporting, and clearing of prepaid items for payroll, and payroll related disbursements.

         d) Relocation - Exchange of employee information with Cendent, recording and payment of tax liability based on information provided by Cendant, memo and expense document handling and interface apllication maintenance.

         e) Employee Receivables - the administration and collection of balances from active employees for advances, uniforms, salary overpayments, and check distribution special handling.

         f) Garnishments - The deduction from the paychecks and the remittance to the various authorities for garnishments imposed on SG employees.

         g) Special projects that fall outside the normal scope of activities performed for SG.

5.       PAYROLL CUSTOMER SERVICES

         a) Working with Sabre employees to resolve Payroll related issues with the individual employees pay

Further details as to the above Services and how they will be performed are contained in the Service Level Agreement.

PRICE AND PAYMENT:

PRINCIPAL SERVICES                                   RATE
-----------------                                    ----
SHARP HR
Payroll Production                                 [TEXT OMITTED - CONFIDENTIAL
                                                   TREATMENT REQUESTED]
Payroll Tax Accounting
                                       28

Payroll Accounting and Reconciliation
Payroll Customer Service

MISCELLANEOUS SERVICE CHARGES:

RATES DURING 2000:
------------------
A)     Payroll Tax Reporting Year                   [TEXT OMITTED - CONFIDENTIAL
                                                    TREATMENT REQUESTED]
B)     Unemployment Tax                             [TEXT OMITTED - CONFIDENTIAL
                                                    TREATMENT REQUESTED]
C)     Payroll Tax Year End                         [TEXT OMITTED - CONFIDENTIAL
                                                    TREATMENT REQUESTED]
D)     Relocation                                   [TEXT OMITTED - CONFIDENTIAL
                                                    TREATMENT REQUESTED]
E)     Employee Receivables/Special Handling        [TEXT OMITTED - CONFIDENTIAL
                                                    TREATMENT REQUESTED]
F)     Garnishments                                 [TEXT OMITTED - CONFIDENTIAL
                                                    TREATMENT REQUESTED]
G)     Project Management/Special Projects          [TEXT OMITTED - CONFIDENTIAL
                                                    TREATMENT REQUESTED]

OTHER EXPENSES:

FUTURE CAPITAL EXPENDITURES: AA's costs associated with modifications or upgrades to SHARP system that would occur irrespective of Sabre will be borne solely by AA. However, any reasonable direct incremental costs caused solely by the presence of Sabre's data in SHARP and/or ongoing performance of the Services will be borne by Sabre and invoiced separately by AA. AA will use reasonable efforts to notify Sabre in advance of when it is anticipated that such incremental costs may need to be incurred and to estimate the amount of the costs.

SYSTEM MODIFICATIONS: The costs of modifying SHARP as may be requested by Sabre will be borne entirely by Sabre and invoiced separately by AA. Again, any reasonable, direct and incremental ongoing costs caused solely by the modification of SHARP requested by Sabre will be borne by Sabre and invoiced separately by AA. AA will notify Sabre in advance of when it is anticipated that such incremental costs may need to be incurred and to estimate the amount of the costs.

TRANSITION SERVICES. AA will provide transitional assistance necessary for Sabre to migrate to another payroll /HR provider and will charge Sabre separately. AA will provide Sabre with HR/payroll data pertaining to current and past Sabre employees. Any costs to provide this data will be passed through to Sabre, as transition expenses, consistent with SECTION 3.4 of the Agreement.

                  SERVICE LEVEL AGREEMENT DATED JANUARY 1, 2000

                           AMR PAYROLL SERVICE BUREAU
                    PROPOSED SERVICE LEVEL AGREEMENT - SABRE
                            EFFECTIVE JANUARY 1, 2000

[TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]

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


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                                       3

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                                       4

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                                       5

[TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]

[TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]


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                           AMR PAYROLL SERVICE BUREAU

                                   APPENDIX A

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                           AMR PAYROLL SERVICE BUREAU

                                   Appendix B

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                           AMR PAYROLL SERVICE BUREAU

                                   APPENDIX C

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                           AMR Payroll Service Bureau

APPENDIX D

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                           AMR PAYROLL SERVICE BUREAU

                                   APPENDIX E

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